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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM N-8A


               NOTIFICATION OF REGISTRATION FILED PURSUANT TO
             SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:                 UBS PRIVATE INVESTOR FUNDS, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    c/o Signature Financial Group, Inc.
              6 St. James Avenue, Boston, Massachusetts  02116


Registrant's Telephone Number, including Area Code: (617) 423-0800

Name and Address of Agent for Service of Process:

                      Signature Financial Group, Inc.
              6 St. James Avenue, Boston, Massachusetts  02116



Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                        YES [ ]      NO [x]

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ITEM 1.

The exact name of the Registrant is UBS Private Investor Funds, Inc.

ITEM 2.

The Registrant was incorporated under the General Corporation Law of the State of Maryland on November 16, 1995.

ITEM 3.

The Registrant is a corporation.

ITEM 4.

The Registrant is a management company.

ITEM 5.

(a)   The Registrant is an open-end company.
(b)   The Registrant is registering as a diversified company.

ITEM 6.

The Registrant's investment adviser is the New York Branch of Union Bank of Switzerland, located at 299 Park Avenue, New York, NY 10171. The
Registrant's sub-adviser is UBS International Investment, located at Triton Court, 14 Finsbury Square, London, England, EC2A 1PD.

ITEM 7.

Stephen Kingsbury West                          Director & President
125 Broad Street
New York, New York 10004

Eric Michael O'Meara                            Secretary
125 Broad Street
New York, New York 10004

ITEM 8.

Not applicable.

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ITEM 9.

(a)   No.
(b)   Not applicable.
(c)   Yes.
(d)   No.
(e)   Not applicable.

ITEM 10.

The Registrant has no assets as of the date hereof.

ITEM 11.

No.

ITEM 12.

Not applicable.

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                                 SIGNATURES

            PURSUANT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY AND STATE OF NEW YORK ON THE 17TH DAY OF NOVEMBER, 1995.

                                          UBS PRIVATE INVESTOR FUNDS, INC.



                                           By:  /s/ Stephen K. West
                                                Stephen K. West
                                                President





Attest: /s/ Eric M. O'Meara
        Eric M. O'Meara
        Secretary